Exhibit 99.1

Sientra® Reports Third Quarter 2014 Financial Results

Highlights

•                  Total net sales of $10.7 million, up 33.7% compared to the third quarter 2013

•                  Total net sales of $32.6 million for the first nine months of 2014, up 25.8% compared to the same period in 2013

•                  Expanded sales organization to a total of 42 representatives and managers

•                  Introduced product line extension to Company’s Smooth Round Breast Implant portfolio in October 2014

•                  Completed Initial Public Offering in November, raising $77.2 million in net proceeds to fund commercial expansion

Santa Barbara, CA – November 20, 2014 – Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, today announced its financial results for the third quarter and nine months ended September 30, 2014.

Hani Zeini, Founder, President and Chief Executive Officer of Sientra, said, “We are pleased with the results of our third quarter and year to date 2014. The 33.7% net sales growth in the third quarter demonstrates the continued adoption of our differentiated breast implant products by board-certified plastic surgeons. Sientra’s growing commercial organization continues to successfully leverage our proprietary technology and strong clinical outcomes to gain market share. Additionally, in October, we broadened our offering with the introduction of a product line extension to our Smooth Round Breast Implant portfolio. These new products provide higher fill and greater projection options for plastic surgeons and patients.”

Mr. Zeini continued, “In November, we completed our IPO, a significant milestone for the Company. We thank all of our talented and dedicated employees that helped make the IPO possible and bring a passion to what they do every day. Our focus is now on deploying this new capital to further expand our commercial organization and execute on our corporate development initiatives.”

Financial Review

Total net sales for the third quarter ended September 30, 2014 were $10.7 million, an increase of 33.7% compared to total net sales of $8.0 million for the same period in 2013. Total net sales for the nine months ended September 30, 2014 were $32.6 million, an increase of 25.8% compared to total net sales of $25.9 million for the same period in 2013. The increase was primarily driven by sales of the Company’s breast products resulting from increased commercialization activities and greater familiarity with Sientra’s products and customer service offerings by board-certified plastic surgeons.

Gross profit for the third quarter of 2014 was $7.8 million, or 73.5% of net sales, compared to gross profit of $6.0 million, or 75.3% of net sales, for the same period in 2013. Gross profit for the nine months ended September 30, 2014 was $24.3 million, or 74.6% of net sales, compared to gross profit of $19.6 million, or 75.5% of net sales, for the same period in 2013. The decrease in gross margin was primarily due to a manufacturing price increase, incremental warehouse costs, product mix and certain targeted pricing programs.

Operating expenses for the third quarter of 2014 were $8.6 million, a decrease of $3.7 million or 29.8%, compared to operating expenses of $12.2 million for the same period in 2013.  For the nine months ended September 30, 2014, operating expenses totaled $27.7 million, a decrease of $7.3 million or 20.9%, compared to operating expenses of $35.0 million for the same period in 2013. The reduction is primarily due to a decrease in expenses related to the Mentor litigation, in which the Company prevailed on all claims, and the Grader Street arbitration, partially offset by an increase in employee-related expenses for the sales organization, an increase in marketing costs, and expenses related to the federal excise tax and accounting costs.

Net loss for the third quarter of 2014 was $1.5 million, compared to $6.5 million for the same period in 2013. For the nine months ended September 30, 2014, net loss was $2.6 million, compared to $16.1 million for the same period in 2013.

The Company had $19.8 million in net cash and cash equivalents as of September 30, 2014.  In November 2014, Sientra completed its IPO and received aggregate net proceeds of approximately $77.2 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Operational Highlights

The Company continued to expand its sales organization in the third quarter improving territory coverage.  As of September 30, 2014, the Company had 42 sales representatives and managers, compared to 36 sales representatives and managers at September 30, 2013.

In October 2014, the Company introduced an extension to its Smooth Round Breast Implant portfolio. This new line extension provides plastic surgeons and their patients with additional options for higher projection and greater upper pole fullness.

The Company raised net proceeds of approximately $77.2 million in its IPO of 5,750,000 shares of its common stock, including the full exercise of the underwriters’ option to purchase an additional 750,000 shares.  On October 29, 2014, Sientra’s shares began trading on the NASDAQ Global Select Market under the symbol, “SIEN.”

Conference Call

Sientra will hold a conference call on Thursday, November 20, 2014 at 1:30pm PT/4:30pm ET to discuss its third quarter 2014 financial results. The dial-in number is (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. A live webcast of the conference call will be available on the investor relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on November 20, 2014 at 4:30pm PT/7:30pm ET, through approximately 11:59pm PT on November 21, 2014. To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, with the replay conference ID number 34487118. The webcast will be available in the investor relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, Sientra’s ability to successfully commercialize its products, market acceptance of its products, market opportunities and ability to achieve expected growth, sales and financial results and such statements are subject to risks and uncertainties.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s Registration Statement on Form S-1 and related prospectus filed with the SEC in connection with its initial public offering and its Quarterly Report on Form 10-Q.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

The Ruth Group

Nick Laudico / Courtney Dugan

(646) 536-7030 / (646) 536-7024

IR@Sientra.com

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
Assets	2014	2013

Current assets:
Cash and cash equivalents	$19,816	9,722
Accounts receivable, net	4,317	6,111
Inventories, net	19,247	21,533
Prepaid expenses and other current assets	3,782	884

Total current assets	47,162	38,250

Property and equipment, net	449	254
Goodwill	14,278	14,278
Other intangible assets, net	138	207
Other assets	248	177

Total assets	$62,275	53,166

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit

Current liabilities:

Current portion of long-term debt	$1,487	—
Accounts payable	2,589	4,768
Accrued and other current liabilities	4,593	4,065
Customer deposits	7,258	4,908

Total current liabilities	15,927	13,741

Long-term debt, net of current portion	23,817	15,092
Warranty reserve and other long-term liabilities	985	550

Total liabilities	40,729	29,383

Convertible preferred stock	150,456	150,456
Stockholders’ deficit:

Total stockholders’ deficit	(128,910)	(126,673)
Total liabilities, convertible preferred stock and stockholders’ deficit	$62,275	53,166

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$10,670	7,981	32,617	25,921
Cost of goods sold	2,832	1,968	8,287	6,352
Gross profit	7,838	6,013	24,330	19,569
Operating expenses:
Sales and marketing	4,711	4,704	16,574	15,501
Research and development	1,246	1,234	3,551	3,400
General and administrative	2,634	6,304	7,542	16,072
Total operating expenses	8,591	12,242	27,667	34,973
Loss from operations	(753)	(6,229)	(3,337)	(15,404)
Other (expense) income, net:
Interest expense	(665)	(232)	(1,507)	(612)
Other (expense) income, net	(34)	(14)	2,230	(34)
Total other (expense) income, net	(699)	(246)	723	(646)
Loss before income taxes	(1,452)	(6,475)	(2,614)	(16,050)
Income taxes	—	—	—	—
Net loss	$(1,452)	(6,475)	(2,614)	(16,050)

Basic and diluted net loss per share attributable to common stockholders	$(6.94)	(31.45)	(12.53)	(66.58)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	209,344	205,901	208,648	241,057